                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                         HERBALIFE INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

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

HERBALIFE LOGO

--------------------------------------------------------------------------------
HERBALIFE INTERNATIONAL, INC.
1800 Century Park East, Los Angeles, California 90067
Tel: (310) 410-9600; Fax: (310) 557-3929

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 31, 2001

     The 2001 Annual Meeting of Shareholders (the "Meeting") of Herbalife International, Inc., a Nevada corporation (the "Company"), will be held beginning at 6:00 p.m. on Thursday, May 31, 2001 at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California, 90210, to consider and vote on the following matters:

          1. The election of seven directors to serve on the Company's Board of Directors;

          2. A proposal to reapprove the Company's 1994 Performance-Based Annual Incentive Compensation Plan; and

          3. Such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     April 10, 2001 has been fixed as the record date for shareholders entitled to vote at the Meeting, and only holders of record of the Company's Class A Common Stock at the close of business on that day will be entitled to receive notice of, and to vote at, the Meeting. Each outstanding share of Class A Common Stock is entitled to one vote on all matters to be voted on at the Meeting. Shares of the Company's Class B Common Stock have no voting rights at the Meeting.

     All shareholders are cordially invited to attend the Meeting. To ensure your representation at the Meeting, whether or not you plan to attend, you are urged to complete and promptly return the enclosed proxy, which is solicited by the Board of Directors, in the return envelope provided. Returning your proxy does not deprive you of your right to attend the Meeting and to vote your shares of Class A Common Stock in person, should you desire to do so.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ ROBERT A. SANDLER
                                          Robert A. Sandler
                                          Secretary

Dated: April 26, 2001

       PLEASE DATE, MARK AND SIGN THE ACCOMPANYING PROXY CARD AND MAIL IT
               PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES
                  NO POSTAGE FOR MAILING IN THE UNITED STATES.

                         HERBALIFE INTERNATIONAL, INC.
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 31, 2001

                               VOTING INFORMATION

     This Proxy Statement is first being mailed on or about April 26, 2001 to all of the holders of shares of the voting common stock of Herbalife International, Inc., a Nevada corporation (the "Company"), in connection with the solicitation by the Company's board of directors (the "Board of Directors" or the "Board") of proxies in the enclosed form to be used at the Annual Meeting of Shareholders to be held on Thursday, May 31, 2001 beginning at 6:00 p.m. at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California 90210, and at any adjournment or postponement thereof (the "Meeting"), pursuant to the accompanying Notice of Annual Meeting.

     Pursuant to a recapitalization approved by the shareholders on December 11, 1997, the Company has two classes of common stock. They are the Class A Common Stock, $0.01 par value per share (the "Class A Common Stock"), and the Class B Common Stock, $0.01 par value per share (the "Class B Common Stock"). The Class A Common Stock and the Class B Common Stock are collectively referred to in this Proxy Statement as the "Common Stock." Class A Common Stock is entitled to one vote per share on each matter submitted to vote at the Meeting. Class B Common Stock has no voting rights at the Meeting.

     Shares of Class A Common Stock, represented by a properly executed proxy, will be voted as indicated on the proxy. The form of proxy accompanying this Proxy Statement and the persons named therein as proxies have been approved by the Board of Directors. Any proxy given pursuant to this solicitation is revocable at any time prior to the voting at the Meeting by (1) delivering written notice to the Secretary of the Company, (2) submitting a subsequently dated proxy, or (3) attending the Meeting, withdrawing the proxy, and voting in person.

     It is proposed that, at the Meeting, action will be taken on the matters set forth in the accompanying Notice of Annual Meeting and described in this Proxy Statement. The Board of Directors knows of no other matters that may properly be presented for action at the Meeting. If any other matters do properly come before the Meeting, the persons named on the enclosed proxy will have discretionary authority to vote thereon in accordance with their best judgment.

     When proxies in the form accompanying this Proxy Statement are returned properly executed, the shares represented thereby will be voted as indicated thereon, and, where a choice has been specified by the shareholder on the proxy, the shares will be voted in accordance with the specification so made. The expense of soliciting proxies, including the cost of preparing, assembling and mailing the material submitted herewith, will be paid for by the Company. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, mail or other means, for which no compensation shall be paid other than their regular salary or other usual compensation. Arrangements also will be made as appropriate with banks and brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Class A Common Stock held of record by such persons, and the Company will, upon request, reimburse said persons for their reasonable expenses in so doing.

     At the close of business on April 10, 2001, the record date for the Meeting, there were outstanding and entitled to vote at the Meeting 10,150,711 shares of Class A Common Stock. Each share of Class A Common Stock outstanding on such date entitles the shareholder of record to one vote on all matters submitted at the Meeting.

     The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast will constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes will be counted as shares that are present for purposes of determining the presence of a quorum.

          PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

     The following table lists, as of March 8, 2001, information as to the beneficial ownership of Class A Common Stock and Class B Common Stock by (i) each of the Company's directors and director -- nominees, (ii) the Company's Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table under "Compensation of Directors and Executive Officers -- Executive Compensation" below, (iii) all directors and executive officers as a group, and (iv) each person or entity believed by the Company to beneficially own more than five percent (5%) of the Common Stock outstanding. In each instance, information as to the number of shares owned and the nature of ownership has been provided by the individuals identified or described and is not within the direct knowledge of the Company.

                                   NUMBER OF                     NUMBER OF
                                   SHARES OF      PERCENT OF     SHARES OF      PERCENT OF    PERCENT OF
      NAME AND ADDRESS OF           CLASS A        CLASS A        CLASS B        CLASS B        COMMON
      BENEFICIAL OWNER(1)         COMMON STOCK   COMMON STOCK   COMMON STOCK   COMMON STOCK     STOCK
      -------------------         ------------   ------------   ------------   ------------   ----------
Mark Hughes Family Trust(2).....   6,271,001         56.9%       6,792,001         34.0%         42.1%
  1800 Century Park East
  Los Angeles, CA 90067
Christopher Pair(3)(4)..........      79,354            *          349,486          1.8%          1.5%
  1800 Century Park East
  Los Angeles, CA 90067
Conrad Lee Klein(3)(4)..........      96,249            *          192,500          1.0%            *
  1800 Century Park East
  Los Angeles, CA 90067
John Reynolds(3)................      66,696            *          195,592          1.0%            *
  1800 Century Park East
  Los Angeles, CA 90067
Robert A. Sandler(4)............      81,665            *          183,332            *             *
  1800 Century Park East
  Los Angeles, CA 90067
Timothy Gerrity(4)..............      72,416            *          184,833            *             *
  1800 Century Park East
  Los Angeles, CA 90067
Brian L. Kane(4)................      30,666            *           66,833            *             *
  1800 Century Park East
  Los Angeles, CA 90067
Carol Hannah(4).................      83,383            *          199,165          1.0%            *
  1800 Century Park East
  Los Angeles, CA 90067
Edward J. Hall(5)...............      22,666            *           65,331            *             *
  P.O. Box 407
  Newport Beach, CA 92662
Christopher M. Miner(4).........      17,532            *           56,665            *             *
  1800 Century Park East
  Los Angeles, CA 90067
Francis X. Tirelli..............           0            *                0            *             *
  2025 Garcia Avenue
  Mountain View, CA 94043
Jeffrey L. Glassman.............           0            *                0            *             *
  300 S. Grand Avenue, 29(th)
  Floor
  Los Angeles, CA 90071
Fidelity Management & Research
  Company(6)....................   1,037,500         10.2%       2,010,500         10.6%         10.4%
  82 Devonshire Street
  Boston, MA 02109
All executive officers and
  directors as a group (11
  persons)(7)...................   6,821,628         59.3%       8,285,738         38.9%         46.1%

---------------
 *  Less than one percent (1%).

(1) To the Company's knowledge, the persons in this table have sole voting, investment, and dispositive power, either directly or through one or more entities controlled by such person, with respect to all shares of the Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

(2) Includes 875,001 shares of Class A Common Stock and 999,999 shares of Class B Common Stock issuable upon exercise of stock options which are exercisable presently. This excludes 183,333 shares of Class A Common Stock and 366,666 shares of Class B Common Stock owned by the Herbalife Family Foundation.

(3) The Mark Hughes Family Trust (the "Trust") has three co-trustees (each of whom shall be referred to as a "Co-Trustee" and collectively as the "Co-Trustees"): Messrs. Pair, Klein and Reynolds. The Trust is a trust organized under the laws of the State of California.

    As a result of the death of Mark Hughes on May 21, 2000, the Trust became irrevocable, Mark Hughes ceased to be sole trustee thereof, and the Co-Trustees acquired voting and dispositive power over all the shares formerly beneficially owned or controlled by Mr. Hughes. At the present time, all decisions of the Trust are made by a majority of the three Co-Trustees and no single Co-Trustee has the right, by himself, to take action on behalf of the Trust unless authorized to do so by a majority of the three Co-Trustees. The Co-Trustees, together with a Senior Executive of the Company, act as directors of the Herbalife Family Foundation but has no pecuniary interest in the shares.

    As set forth in this table, each of the Co-Trustees owns certain securities of the Company in which the Trust have no interest.

(4) Consists of shares issuable upon exercise of stock options which are exercisable presently or within 60 days of this Proxy Statement.

(5) Includes 20,333 shares of Class A Common Stock and 60,665 shares of Class B Common Stock issuable upon exercise of stock options which are exercisable presently or within 60 days of the proxy statement.

(6) Information based on Bloomberg service report as of February 28, 2001.

(7) Includes an aggregate of 481,598 shares of Class A Common Stock and 1,293,479 shares of Class B Common Stock issuable upon exercise of stock options which are exercisable presently or within 60 days of this Proxy Statement.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Board of Directors is presently comprised of six members, all of whom hold office after election until the next annual meeting of shareholders, or until their respective successors are elected and qualified. The Board of Directors proposes the election of a seventh director, as provided for in the bylaws of the Company, who will hold office on the same terms as the existing members. All six of the Company's current directors, Messrs. Pair, Klein, Hall, Miner, Reynolds and Tirelli and one new nominee, Mr. Jeffrey L. Glassman, are the nominees to be elected at the Meeting to one year terms expiring in 2002. All of the Company's current directors were serving on the Board of Directors as of the Company's last annual meeting.

     Each nominee has consented to being named in this Proxy Statement and to serve if elected.

     Directors are elected by a plurality of the votes cast. Abstentions and broker non-votes will not effect the election of directors. If, prior to the Meeting, any nominee should become unavailable for election, an event that is not now anticipated by the Board of Directors, the proxies will be voted for the election of such other person or persons as shall be determined by the persons named in the enclosed form of proxy in accordance with their judgment.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR
OF THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW. IT IS THE INTENTION OF THE PERSONS NAMED IN THE FORM OF PROXY THAT ACCOMPANIES THIS PROXY STATEMENT, UNLESS
   AUTHORIZATION TO DO SO IS WITHHELD, TO VOTE FOR THE ELECTION OF THE SEVEN
                             NOMINEES LISTED BELOW.

     Biographical information follows for each person nominated to serve as a director and for the executive officers of the Company named in the Summary Compensation Table below. The table sets forth certain information regarding these individuals (ages are as of April 26, 2001).

               NAME                 AGE        POSITION WITH THE COMPANY
               ----                 ---        -------------------------
Christopher Pair*(2)..............   46    Director, President and Chief
                                           Executive Officer
Conrad Lee Klein*.................   72    Director, Executive Vice
                                           President, Chief Business Affairs
                                           Officer
John Reynolds*....................   67    Chairman of the Board of
                                           Directors, Executive Business
                                           Adviser
Edward J. Hall*(1)(2).............   54    Director
Christopher M. Miner*(1)(2).......   49    Director
Francis X. Tirelli*(1)(2).........   47    Director
Jeffrey L. Glassman*..............   54    Nominee
Robert A. Sandler.................   57    Executive Vice President, General
                                           Counsel and Secretary
Timothy Gerrity...................   50    Executive Vice President, Chief
                                           Financial Officer
Brian L. Kane.....................   55    Executive Vice President, Chief
                                           Operating Officer
Carol Hannah......................   52    Executive Vice President, Sales

---------------
 *  Nominee

(1) Member of the Compensation Committee, the Stock Option Committee, the Audit Committee and the Finance Committee.

(2) Member of the Business Development Committee and the
    Internet/Telecommunication Committee.

     CHRISTOPHER PAIR joined the Company in March 1985 as Executive Assistant to the President. From May 1991 to November 1996, Mr. Pair served as Executive Vice President -- International and Corporate Administration and Secretary. In November 1996, he became Executive Vice President and Chief Operating Officer. In May 2000, he became Acting President and Chief Executive Officer and in June 2000, he became President and Chief Executive Officer. Mr. Pair has been a director since May 1990, and prior to June of 2000 was Corporate Secretary. Mr. Pair is one of three Co-Trustees of the Mark Hughes Family Trust. Prior to 1985, Mr. Pair served in various management positions with U.S. Leasing, Raytheon Data Systems and Consolidated Foods. He is Vice-Chairman of the Direct Selling Educational Foundation and serves on its Executive Committee. Mr. Pair also is Vice-Chairman of the Board of Directors of the Direct Selling Association, and is a member of its Executive Committee and its Long-Range Planning Committee. In addition, he serves on the Board of Directors of the Counsel for Responsible Nutrition and The American Herbal Products Association, the Board of Directors and the Executive Committee of the Consumer Healthcare Products Association, and he is a member of the CEO Council of The World Federation of Direct Selling Associations. Mr. Pair received his B.S. and M.B.A. degrees from the University of Redlands.

     CONRAD LEE KLEIN served as outside counsel to the Company starting in 1983 until 1994 when he joined the Company in his present capacity as Executive Vice President/Chief Business Affairs Officer. His duties involve major business matters and contracts. Mr. Klein also provides assistance to the Legal Department in transactional and litigation matters. Mr. Klein was appointed a director in May 2000 and is a Co-Trustee of the Mark Hughes Family Trust. Mr. Klein's former professional activities involved serving as a Captain in the Air Force (Res.) JAG Department, Counsel to California's State Labor Commissioner, California Deputy Attorney General, General Counsel for the California Horse Racing Board and Counsel to the California

State Medical Board. Mr. Klein received a B.S. and a J.D. from New York University and an L.L.M. from the University of Southern California.

     JOHN REYNOLDS joined the Company in June 2000. He currently serves as Executive Business Advisor. Mr. Reynolds has been Chairman of the Board of Harris Steel & Copper Incorporated since 1996, and a director of Tatum Petroleum Corporation since 1986. Mr. Reynolds founded Keyline Sales Incorporated in 1974, a sales and marketing agency in the plumbing industry. Mr. Reynolds was President and CEO of Keyline from its inception to his departure in 1997. Mr. Reynolds is the father of the late Mark Hughes and is a Co-Trustee of the Mark Hughes Family Trust.

     EDWARD J. HALL, a certified public accountant, is an independent investor. From April 1995 through November 1998, he served as the Chief Financial Officer of Roth Capital Partners, LLC, an investment banking firm. He served in a similar capacity for H.J. Meyers & Co., Inc. an investment banking firm based in Beverly Hills, California from March 1991 through March 1995. From 1988 through 1990, Mr. Hall was an Executive Vice President of Angeles Corporation, an investment management firm. Prior to joining Angeles Corporation, Mr. Hall was with Deloitte & Touche LLP, where he had been an audit partner since 1980. Mr. Hall was elected a director of the Company in March 1992.

     CHRISTOPHER M. MINER has served as a business advisor to a number of companies and private investors during the past several years, including Redfish Telemetrix, Inc., a telecommunications company, where he served as CEO and CFO from May 1997 to December 1999 and OhGolly.com, where he served as Chief Financial Officer from August 2000 to February 2001. He has served as Chief Financial Officer of Wow! Laboratories, Inc., an oral healthcare company, from July 1996 to December 1998. Mr. Miner co-founded Vis-A-Vis Communications, Inc. (formerly Workstation Technologies, Inc.) in 1989. Vis-A-Vis is a developer of interactive communications software and hardware products. Prior to founding Vis-A-Vis Communications, from 1987 to 1989, Mr. Miner served as the Chief Financial Officer of Technology Marketing, Inc., a custom electronic engineering organization and board level test product manufacturer. Before joining Technology Marketing, he served as the Chief Financial Officer and Director for Media Systems Technology, Inc., a software manufacturer, from 1981 to 1987. Mr. Miner received his M.B.A. from California State University in 1976. He was elected a director of the Company in March 1996.

     FRANCIS X. TIRELLI has been the Chief Operating Officer of the Professional Services Group of myCFO, an Internet-based financial services firm, since October 1999. Mr. Tirelli served since 1978 at Deloitte & Touche LLP and since September 1997 was regional managing partner for Deloitte's western region. Mr. Tirelli served on the management committee and board of directors for Deloitte & Touche prior to his departure. He is a member of several accounting societies, including the American Institute of Certified Public Accountants, the Connecticut Society of Certified Public Accountants, and the California Society of Certified Public Accountants. He holds a B.S. in business administration from Boston College and an M.B.A. from Babson College.

     JEFFREY L. GLASSMAN is a principal in the law firm of Riordan & McKinzie. Mr. Glassman practices law in the areas of tax planning and probate and trust administration. He represents numerous charitable organizations and a diverse group of corporate clients whose activities include manufacturing, real estate development and farming. Mr. Glassman serves on the Board of Directors of several charitable organizations such as Wallis Foundation, University of Judaism, Big Brothers of Greater Los Angeles, and the Martin Luther King Legacy Association. He is on the Board of Governors of the UCLA Foundation, the Children's Museum of Los Angeles, Venice Family Clinic, and Tel Aviv University. His involvement with civic organizations include serving on the Board of Directors of Los Angeles Area Chamber of Commerce and Los Angeles Sports & Entertainment Commission. Mr. Glassman holds a Bachelor of Arts degree from the University of California at Los Angeles and a Juris Doctor degree, magna cum laude, from Loyola University of Los Angeles.

     ROBERT A. SANDLER joined the Company in January 1997 as Executive Vice President and General Counsel. In June 2000 he became Corporate Secretary. From 1975 to the present, Mr. Sandler has been a member of Sandler & Morse, a law firm that he co-founded. From 1985 to 1994, Mr. Sandler served in various capacities with various companies within the Siemens family of companies, including most recently as the Executive Vice President and General Counsel of Siemens Pacesetter. He received his A.B. degree from the

University of California, Los Angeles and his J.D. degree from the University of Southern California. Currently, Mr. Sandler is a director of Physic-Control, a manufacturer of external defibrillators.

     TIMOTHY GERRITY joined the Company in May 1985. He currently serves as Executive Vice President and Chief Financial Officer. Mr. Gerrity, a certified public accountant, is responsible for worldwide finance, accounting, tax, treasury and investor relations. His previous experience includes various management positions with Wickes Companies, Deloitte & Touche LLP and Fluor Corporation. Mr. Gerrity serves as a member of the Finance Committee of the Direct Selling Association and the Consumer Healthcare Product Association. He received his B.S. degree from California State University at Northridge and his M.B.A. degree from the University of Southern California.

     BRIAN L. KANE joined the Company in May 1993 as Vice President of European operations. In 1995, Dr. Kane became a Senior Vice President-Worldwide Distribution and served in that position until June 2000, when he was appointed as Executive Vice President, Chief Operating Officer. Dr. Kane has a B.Sc. and a Ph.D. in Chemistry from Birmingham University in England, and is a Fellow of the Institute of Marketing (UK). Dr. Kane began his career with Proctor & Gamble and subsequently held senior management positions in health care and consumer products with Richardson-Vicks, Hobson plc and Bristol-Myers Squibb.

     CAROL HANNAH joined the Company in November 1984 and currently holds the position of Executive Vice President, Sales. Ms. Hannah has served in various positions, with primary responsibilities in providing sales and training support for the Company's independent distributors. In May 1996, she was promoted to Executive Vice President, Sales Operations and Distributor Services, holding that position until July 2000, when she was appointed to her current position. Prior to joining Herbalife, Ms. Hannah held management positions in the retail apparel and catalog industry.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held nine meetings and acted by unanimous written consent on 10 occasions during the fiscal year ended December 31, 2000.

     The Board has six standing committees: (1) the Audit Committee, established in March 1992; (2) the Compensation Committee, established in August 1991; (3) the Stock Option Committee, established in September 1991; (4) the Finance Committee, established in February 1994; (5) the Business Development Committee, established in April 1994; and (6) the Internet Committee/Telecommunications Committee, established in May 1999.

     The Audit Committee monitors the independence and performance of the Company's independent auditors, the integrity of the Company's reporting process and provides an avenue of communication among the independent auditors, management and the Board of Directors.

     The Compensation Committee makes recommendations to the full Board of Directors regarding levels and types of compensation of the Company's executive officers. In addition, the Compensation Committee administers the 1994 Plan and, in conjunction with the Chief Executive Officer, the 1992 Executive Incentive Compensation Plan (the "1992 Plan"). See "Compensation of Directors and Executive Officers -- Executive Compensation -- Description of Certain Plans."

     The Stock Option Committee administers the Company's Amended and Restated 1991 Stock Option Plan. See "Compensation of Directors and Executive
Officers -- Executive Compensation -- Description of Certain Plans."

     The Finance Committee reviews certain aspects of the cash management and treasury strategies of the Company.

     The Business Development Committee develops and investigates the Company's financing alternatives, tax planning structures and expansion opportunities.

     The Internet/Telecommunication Committee was established to consider and evaluate the Company's approach to utilizing the Internet and telecommunications as a venue for business.

     In 2000, the Audit Committee, the Compensation Committee, the Stock Option Committee, the Finance Committee, the Business Development Committee and the Internet/telecommunication committee met on five, seven, zero, four, zero and zero occasions, respectively. In 2000, none of the Committees acted by unanimous written consent. In 2000, all directors attended at least 75% of the aggregate number of Board and committee meetings held during the period of his service.

                                   PROPOSAL 2

                                 REAPPROVAL OF
           1994 PERFORMANCE-BASED ANNUAL INCENTIVE COMPENSATION PLAN

     The Company maintains the 1994 Performance-Based Annual Incentive Compensation Plan (the "1994 Plan"). Awards under the 1994 Plan are designed to be "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), so that they will be deductible by the Company without regard to the $1,000,000 limit which generally applies to the deductibility of compensation paid to certain executives. In accordance with the requirements of a performance-based plan under Section 162(m), the 1994 Plan provides that it must be reapproved by the Company's shareholders at its 2001 annual meeting and each five years thereafter.

     Shareholders are requested in this Proposal 2 to reapprove the 1994 Plan. This Proposal will be approved if the number of affirmative votes received exceeds the number of negative votes received. Accordingly, abstentions and broker non-votes will not affect the vote with respect to Proposal 2.

     The full text of the 1994 Plan is attached to this proxy as Appendix A. For a summary of the 1994 Plan see "Executive Compensation -- Description of Benefit Plans."

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR
                      OF THE REAPPROVAL OF THE 1994 PLAN.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

     Each director who is not an officer or consultant of the Company receives $45,000 per year for his services as a director, plus (1) $5,000 per year for each committee of the Board on which he serves or (2) $10,000 if he serves as chairman of a committee. Each outside director serving on the board of directors of any of the foreign subsidiaries of the Company is paid fees of $2,500 annually for each foreign subsidiary board on which he serves. Directors who also are officers receive no separate compensation for their services as directors.

     From June through October 2000 Messrs. Hall and Miner served on a Special Committee of the Board of Directors which was established to consider and evaluate the implementation of protective measures in the event of a change in control of the Company. In addition, the Special Committee evaluated the adoption of the Herbalife International, Inc. Senior Executive Change in Control Plan. See "Executive Compensation -- Employment Contracts and Change in Control Arrangements". Each of the directions received an additional $15,000 for serving on the Special Committee. The Special Committee was terminated in October 2000.

     Each of the Directors are entitled to reimbursement for their individual medical and dental insurance plans and to participate in the Executive Life Insurance Plan.

     Mr. Miner received $35,000 in January 2001 for special services performed during 2000 for the Internet/Telecommunication Committee in addition to the normal director fee as the Chairman of the Committee.

EXECUTIVE COMPENSATION

     (1) SUMMARY COMPENSATION TABLE. The following table sets forth the annual and long-term compensation of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for the fiscal year ended December 31, 2000.

                                                                                    LONG-TERM COMPENSATION
                                                                             -------------------------------------
                                                                                      AWARDS
                                             ANNUAL COMPENSATION             ------------------------
                                   ---------------------------------------                 SECURITIES
                                                              OTHER ANNUAL   RESTRICTED    UNDERLYING    PAYOUTS      ALL OTHER
         NAME AND                                             COMPENSATION      STOCK       OPTIONS/       LTIP      COMPENSATION
    PRINCIPAL POSITION      YEAR   SALARY($)    BONUS($)(1)      ($)(2)      AWARD(S)($)    SARS(#)     PAYOUTS($)      ($)(3)
    ------------------      ----   ----------   -----------   ------------   -----------   ----------   ----------   ------------
Mark Hughes(4)............  2000   $  423,077   $  300,000      $125,000         --               --       --         $1,443,883
  Former President, Chief   1999    1,000,056    9,550,000       240,000         --               --       --            238,960
  Executive Officer and     1998    1,000,011    4,500,000            --         --          375,000       --            177,250
  Chairman of the Board
Christopher Pair(5).......  2000   $1,000,000   $1,588,600      $180,000         --               --       --         $  517,859
  President and Chief       1999    1,000,000    1,838,000       115,000         --          129,439       --            406,295
  Executive Officer         1998    1,098,558      920,000            --         --          150,000       --            250,268
Robert A. Sandler.........  2000   $  860,000   $  531,000      $ 60,000         --               --       --         $  192,440
  Executive Vice President  1999      800,000      643,998        60,000         --               --       --            140,875
  and General Counsel       1998      697,115      360,000            --         --           50,000       --            123,977
Timothy Gerrity...........  2000   $  752,500   $  531,000      $ 60,000         --               --       --         $  152,856
  Executive Vice President  1999      700,000      966,000        60,000         --               --       --            148,210
  and Chief Financial       1998      548,692      540,000            --         --          100,000       --            118,783
  Officer
Brian L. Kane.............  2000   $  546,875   $  289,686      $ 60,000         --               --       --         $  148,092
  Executive Vice            1999      450,000      100,000        60,000         --               --       --             74,290
  President,  Chief         1998      400,000       32,500            --         --               --       --             57,292
  Operating Officer
Carol Hannah..............  2000   $  752,500   $  568,625      $ 60,000         --               --       --         $  135,294
  Executive Vice            1999      700,000      450,000        60,000         --               --       --            117,567
  President -- Sales        1998      598,077      140,000            --         --          100,000       --             97,761

---------------
(1) The 2000, 1999 and 1998 amounts include bonuses earned under the 1994 Plan. See "-- Description of Benefit Plans -- 1994 Performance-Based Annual Incentive Compensation Plan."

(2) Amounts shown represent payments for non-accountable expense reimbursement allowances and the aggregate of other payments or benefits which do not individually exceed 25% of the total perquisite or personal benefits for Messrs. Hughes, Pair, Sandler, Gerrity and Kane and Ms. Hannah. For 2000 the amounts with respect to the non-accountable expense reimbursement allowances were $125,000, $180,000, $60,000, $60,000, $60,000 and $60,000 for Messrs.
    Hughes, Pair, Sandler, Gerrity, Kane and Ms. Hannah, respectively. This benefit has been reclassified to more properly reflect the nature of this benefit.

(3) For 2000, these amounts represent payments under the Executive Long Term Disability Plan, Executive Life Insurance Plan, the Supplemental Executive Retirement Plan, the 401(k) Tax-Sheltered Savings Plan, the Executive Medical Plan, the Deferred Compensation Plan, interest earned on the Deferred Compensation Plan in excess of 120% of the Federal long term rate, private use of a Company-owned car, relocation vacation pay-out and travel reimbursement. Amounts with respect to the Executive Long Term Disability Plan were $2,960, $2,960, $2,960, $2,960, $2,960 and $2,960 for Messrs.
    Hughes, Pair, Sandler, Gerrity and Kane and Ms. Hannah, respectively. Amounts with respect to the Executive Life Insurance Plan were $200,345, $5,783, $4,937 and $4,969 for Messrs. Pair, Sandler, Gerrity and Ms. Hannah, respectively. With respect to the Supplemental Executive Retirement Plan, $1,338,789 was paid to Mark Hughes Family Trust. Amounts with respect to the 401(k) Tax-Sheltered Savings Plan were $4,800 for each of Messrs. Hughes, Pair, Sandler, Gerrity, Kane and Ms. Hannah. Amounts with respect to the Executive Medical Plan were $17,517, $15,432, $12,512, $12,512, $9,390, and
    $9,390 for each of Messrs. Hughes, Pair, Sandler, Gerrity, Kane and Ms. Hannah, respectively. Amounts with respect to the Deferred Compensation Plan were $84,617, $200,000, $129,000, $112,875, $82,031, and $112,875 for each of Messrs. Hughes, Pair, Sandler, Gerrity, Kane and Ms. Hannah, respectively. Amounts with respect to the interest earned on the Deferred Compensation Plan in excess of 120% of the federal long term rate were $3,435 and $37,084 for each of Messrs. Pair and Sandler, respectively. Amounts with respect to Mr. Kane's private use of a Company-owned car and the costs relating to his relocation were $8,592 and $40,019, respectively. Amounts with respect to the vacation pay-out was $19,231 and $14,471 for Messrs. Pair and Gerrity, respectively. Amounts with respect to the travel reimbursement was $71,357 for Mr. Pair.

(4) Mr. Hughes died on May 21, 2000.

(5) Mr. Pair became acting President and Chief Executive Officer effective May 21, 2000, and then became President and Chief Executive Officer effective June 6, 2000.

     (2) OPTION GRANTS IN LAST FISCAL YEAR. No options to purchase either shares of Class A Stock ("Class A Stock Options") or shares of Class B Stock ("Class B Stock Options") were granted during the fiscal year ended December 31, 2000 to the Named Executive Officers.

     (3) AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES. The following table sets forth information with respect to: (1) shares of Common Stock acquired on exercise of Class A Stock Options and Class B Stock Options in 2000 and (2) unexercised options to purchase shares of Class A Stock or Class B Stock that were granted in prior years.

                                                                    SECURITIES
                                                                    UNDERLYING               VALUE OF UNEXERCISED
                                                                    UNEXERCISED                  IN-THE-MONEY
                                                                    OPTIONS AT                    OPTIONS AT
                                  SHARES                        FISCAL YEAR-END(#)           FISCAL YEAR-END($)(1)
                                ACQUIRED ON      VALUE      ---------------------------   ---------------------------
             NAME               EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----               -----------   -----------   -----------   -------------   -----------   -------------
Mark Hughes Family Trust
  Class A.....................      --            --          875,001             --             --             --
  Class B.....................      --            --          999,999             --       $874,999             --
Christopher Pair
  Class A.....................      --            --           75,667         18,808             --             --
  Class B.....................      --            --          277,393        192,723       $186,090        $112,003
Robert A. Sandler
  Class A.....................      --            --           68,331         40,002             --             --
  Class B.....................      --            --          156,665        110,002       $137,082        $96,252
Timothy Gerrity
  Class A.....................      --            --           69,082         15,918       $  3,438             --
  Class B.....................      --            --          178,166         91,834       $155,895        $80,355
Brian L. Kane.................
  Class A.....................      --            --           28,999          3,918       $  3,334             --
  Class B.....................      --            --           63,499          7,835       $ 55,561        $ 6,855
Carol Hannah..................
  Class A.....................      --            --           80,049         17,252       $ 80,623             --
  Class B.....................      --            --          192,498         94,501       $302,484        $82,688

---------------
(1) Represents the difference between the market price of Common Stock on December 31, 2000 and the exercise price of the options.

     (4) DESCRIPTION OF BENEFIT PLANS.

     1994 Performance-Based Annual Incentive Compensation Plan. In accordance with Section 162(m) of the Code, the 1994 Plan is subject to shareholder reapproval at the Meeting. See "Proposal 2 -- Reapproval of 1994
Performance-Based Annual Incentive Compensation Plan." The full text of the 1994 Plan, as amended and restated to incorporate all prior amendments and to make certain technical changes, is attached to this Proxy as Appendix A.

     The purpose of the 1994 Plan is to provide additional compensation as an incentive to certain key executives and consultants to attain specified performance objectives of the Company and its subsidiary and affiliated corporations and to ensure the continued availability of their full-time or part-time services to the Company. Specifically, the individuals entitled to participate in the 1994 Plan are those executive officers and consultants of the Company determined by the committee administering the 1994 Plan.

     The 1994 Plan was adopted in 1994 and amended and restated in 1996 and 1997; each such amendment was approved by the Company's shareholders. The 1994 Plan was further amended by the Board in 1999.

     The 1994 Plan is administered by the Compensation Committee, which consists of two or more Board members who are both "outside directors" under Section 162(m) of the Code and "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

     The amount of an available award to a participant or the aggregate amount of available awards to all participants for each award period is determined based upon an objective computation (the "Formula") of the actual performance of the Company relative to pre-established performance goals. The performance goal or goals included in the Formula for each award period are selected by the Compensation Committee from among the following performance measures: level of retail sales (in the aggregate or for a particular category or categories of retail sales); net cash flow; net income; operating income; earnings per share; return on sales; reduction in expenditure levels for a particular category or categories of expenses versus a prior period; return on total capital; return on equity; and increase in the Common Stock price over a specified time period.

     The Compensation Committee determines the performance measure or measures, the performance goal or goals and all computations included within each Formula, each of which may be different for different award periods or for different participants within a single award period. The Compensation Committee does not have the discretion to increase any award to an amount in excess of that determined in accordance with the 1994 Plan and the Formula applicable to a particular award period. However, the Compensation Committee, may, in its discretion, (a) designate in advance a maximum dollar award for any award period with respect to any participant, and/or (b) designate in advance that certain other incentive award payments (under the 1994 Plan or otherwise) made to a participant will be deducted from award amounts otherwise earned under the 1994 Plan and/or (c) decrease any award under the 1994 Plan. Notwithstanding anything in the 1994 Plan to the contrary, no participant is entitled to earn in excess of $10 million under the 1994 Plan with respect to any single calendar year.

     Award periods under the 1994 Plan may be quarters, calendar years or such other periods as the Compensation Committee may designate. The Compensation Committee designates all award periods, performance measures, performance goals and other aspects of each Formula. The Compensation Committee must designate all performance measures, performance goals and other aspects of each Formula not later than the date on which 25% of the award period has elapsed. In no case, however, can the Compensation Committee make such a designation later than 90 days after the beginning of an award period.

     To be entitled to receive a full award with respect to an award period, a participant must generally continue to be employed by the Company or rendering services to the Company on the last day of the award period. If a participant's employment with the Company terminates during an award period, he will generally receive a prorated award based upon satisfaction of performance goals for the entire award period, with the proration formula to be set by the Compensation Committee in its discretion when it sets the performance goals for the performance period. The proration formula may provide, however, that if a participant dies or becomes disabled during an award period, he or his designated beneficiaries will receive the entire amount of the award he would have received if he had continued in employment until the end of the award period and the performance goals had been satisfied.

     No award can be paid (except in the case of a participant's death or disability) unless the Compensation Committee certifies that the objective performance goal or goals for the award have been satisfied and that the amount of the award is no greater than that dictated by the Formula for the applicable award period. The Compensation Committee makes such determinations by means of written resolutions of the Compensation Committee that are maintained in the records of the Company.

     Awards pursuant to the 1994 Plan may be made, at the discretion of the Compensation Committee, in cash, through the issuance of shares of Class A Common Stock or Class B Common Stock, or through a combination of any of the foregoing methods. The total number of shares of Common Stock that may be issued under the 1994 Plan in any fiscal year of the Company, and the total number of shares of Common Stock that may be issued under the 1994 Plan in any fiscal year of the Company to any single participant, may not exceed 5% of the number of issued and outstanding shares of Common Stock at the beginning of the prior fiscal year.

     Awards under the 1994 Plan are subject to withholding for applicable employment and income taxes. The Compensation Committee may, in its discretion and subject to the consent of each affected participant, approve the advance of all or a portion of a target cash award to a participant prior to the conclusion of an award period. Each such advance, if made, is a full recourse obligation of the participant and bears interest from the date of the advance until repaid or deemed earned at the applicable Federal rate (as specified in the 1994 Plan) for loans of comparable term. Each such advance is evidenced by a promissory note executed by the participant and delivered to the Company.

     The 1994 Plan will continue in place until terminated by the Board of Directors. The Board of Directors may from time to time amend, suspend or terminate in whole or in part any or all of the provisions of the 1994 Plan; provided, however, that no such action will adversely affect the right of any participant with respect to (a) any award to which he or she may have become entitled under the 1994 Plan prior to the effective date of such amendment, suspension or termination, or (b) any award period that commenced prior to the taking of such action by the Board.

     1992 Executive Incentive Compensation Plan. In 1992, the Board adopted the Herbalife International, Inc. 1992 Amended and Restated Executive Incentive Compensation Plan (the "1992 Plan"). Eligible participants under the 1992 Plan consist of executive vice presidents, vice presidents, country managers and other executive officers and key employees (other than the Chief Executive Officer and President) and consultants as designated by the Chief Executive Officer in conjunction with the Compensation Committee, which administers the 1992 Plan.

     The 1992 Plan provides for the payment of bonuses to participants for each year that the 1992 Plan is in effect. Awards are made to participants based upon the extent to which corporate performance goals and individual performance goals (set in advance by the Chief Executive Officer together with, in the case of corporate performance goals, the Compensation Committee) are met. To be eligible for payment with respect to a particular award period, a participant is required to be employed by the Company on the last day of the award period, subject to specified exceptions. Awards granted pursuant to the 1992 Plan may be made (1) in cash, (2) through the issuance of shares of Class A Stock or Class B Stock, or (3) through a combination of either of these methods. The total number of shares of Common Stock that may be issued under the 1992 Plan in any fiscal year may not exceed the excess of (1) 5% of the number of issued and outstanding shares of Common Stock at the beginning of the prior fiscal year over (2) the number of shares of Common Stock issued during the prior fiscal year pursuant to the 1994 Plan.

     1991 Option Plan. The purpose of the Amended and Restated 1991 Stock Option Plan (the "Option Plan") is to secure for the Company and its stockholders the benefits arising from stock ownership by key employees, directors, consultants and other persons selected by the Stock Option Committee of the Board of Directors (the "Stock Option Committee"), which administers the Option Plan. As of December 31, 2000, approximately 150 persons were eligible to participate in the Option Plan.

     Options granted under the Option Plan may be designated as (1) "incentive stock options" for federal income tax purposes or (2) options that are not qualified for this treatment, or "non-qualified stock options." All options granted under the Option Plan are non-transferable (except that limited estate planning and similar transfers of non-qualified stock options are permitted) and are exercisable in installments determined by the Stock Option Committee, except that each option is to be exercisable in minimum annual installments of 20% commencing with the first anniversary of the option's grant date. Each option granted has a term specified in the option agreement, but all options expire no later than ten years from the date of grant. Incentive stock options granted to a person holding more than 10% of the total voting power of capital stock must expire within five years from the date of grant.

     In the case of incentive stock options, the exercise price must be at least equal to 100% of the fair market value of the Company's Common Stock on the date the option is granted. The exercise price for incentive stock option grants to a person holding more than 10% of the total voting power of capital stock must equal 110% of the fair market value of the Company's Common Stock. The exercise price of a non-qualified option need not be equal to the fair market value of the Company's Common Stock at the date of grant, but may be granted with any exercise price that is not less than 85% of fair market value at the time the option is granted, as the Stock Option Committee may determine.

     Deferred Compensation Plans. The Company maintains two deferred compensation plans for select groups of management or highly compensated employees: (1) the Herbalife Management Deferred Compensation Plan, effective January 1, 1996 (the "Management Plan"), which is applicable to directors and vice presidents; and (2) the Herbalife Senior Executive Compensation Plan, effective January 1, 1996 (the "Senior Executive Plan"), which is applicable to eligible employees at the rank of Senior Vice President and higher. The Management Plan and the Senior Executive Plan are referred to below as the "Deferred Compensation Plans."

     The Deferred Compensation Plans are unfunded and their benefits are paid from general assets of the Company, except that the Company has contributed amounts to a "rabbi trust" whose assets will be used to pay benefits if the Company remains solvent, but can be reached by creditors of the Company if the Company becomes insolvent. The Deferred Compensation Plans allow eligible employees, who are selected by the administrative committee that manages and administers the plans (the "Deferred Compensation Committee"), to elect annually to defer up to 50% of their annual base salary and up to 100% of their annual bonus for each calendar year (the "Annual Deferral Amount"). The Company makes matching contributions on behalf of each participant in the Senior Executive Plan ("Herbalife Matching Contributions") of 100% of the amount deferred by each participant from the participant's annual base salary, up to (1) 15% of the participant's annual base salary in the case of a participant who is an Executive Vice President, (2) 12.5% of the participant's annual base salary in the case of a participant who is a Senior Vice President, and (3) 10% (or such greater percentage, not to exceed 15%, that the Deferred Compensation Committee may determine in the case of any particular participant) of the participant's annual base salary in the case of any other participant. Furthermore, the Compensation Committee may designate any participant to receive an Herbalife Matching Contribution of 20% of his or her annual base salary if the Annual Deferral Amount of such designated participant equals or exceeds 10% of such designated participant's annual base salary. The Compensation Committee has designated Mr. Pair to receive the enhanced Herbalife Matching Contributions.

     Each participant in a Deferred Compensation Plan may determine how his or her Annual Deferral Amount and Herbalife Matching Contributions (if any) will be deemed to be invested by choosing among several investment funds or indices designated by the Deferred Compensation Committee. The Deferred Compensation Plans, however, do not require the Company to actually acquire or hold any investment fund or other assets to fund the Deferred Compensation Plans. The entire interest of each participant in a Deferred Compensation Plan is always fully vested and nonforfeitable. In connection with a participant's election to defer an Annual Deferral Amount, the participant may also elect to receive a short-term payout, equal to the Annual Deferral Amount and the Herbalife Matching Contributions attributable thereto plus earnings and payable two or more years from the first day of the year in which the Annual Deferral Amount is actually deferred. Subject to the short term payout provision and specified exceptions for unforeseeable financial emergencies, a participant may not withdraw, without incurring a ten percent (10%) withdrawal penalty, all or any portion of his or her account under the Deferred Compensation Plans prior to the date that such participant either (1) is determined by the Deferred Compensation Committee to have incurred permanent and total disability or (2) dies or otherwise terminates employment with the Company.

     Retirement Plan. The Company adopted, effective September 1997, a Supplemental Executive Retirement Plan (the "Retirement Plan") providing retirement benefits for a select group of management and highly compensated employees. The Retirement Plan was amended in October 2000. The Retirement Plan is unfunded and its benefits are paid from general assets of the Company, except that the Company has contributed amounts to a "rabbi trust" whose assets will be used to pay benefits if the Company remains solvent, but can be reached by creditors of the Company if the Company becomes insolvent. The normal retirement benefit under the Retirement Plan is 60 quarterly installment payments commencing at age 65, each of which equals one-quarter of 2.00% of "compensation" times the number of years of service, up to 20 years. The term "compensation" for this purpose means the average yearly base compensation of the five calendar years within the last 10 years of employment that would yield the highest average. A participant may elect at any time to receive a lump sum equal to 90% of the actuarial equivalent of his or her vested benefits under the Retirement Plan, in which case the participant will forfeit his or her remaining benefits under such plan and cease to participate in such plan.

     A participant who reaches the "early retirement date" may choose to retire and to receive an early retirement benefit equal to the normal retirement benefit. A participant who becomes disabled will receive a benefit equal to his normal retirement benefit. A participant generally reaches his or her early retirement date when he or she completes 10 years participation in the plan and reaches age 55. An employee whose employment with the Company terminates before he or she reaches early retirement date will receive the actuarial equivalent of his or her vested benefits paid in a lump sum within 90 days of the termination. A participant becomes fully vested in his or her interest in the Retirement Plan on his or her normal or early retirement date, death, or disability. If a participant's employment is terminated for cause, the Company has the discretion to reduce his or her vested benefit to zero. In all other cases, the Company determines a participant's vested interest as follows:

                                      VESTED
  YEARS OF PARTICIPATION IN PLAN    PERCENTAGE
  ------------------------------    ----------
less than 5.......................       0%
     5............................      20
     6............................      40
     7............................      60
     8............................      80
     9............................     100

     The administrator of the Retirement Plan has the discretion to credit a participant with additional years of service as of his or her commencement of participation in the Retirement Plan.

     For illustration purposes only, the following table provides examples of the annual benefit payable under the Retirement Plan beginning at age 65.

                                 YEARS OF SERVICE
               ----------------------------------------------------
COMPENSATION      15         20         25         30         35
------------   --------   --------   --------   --------   --------
 $  125,000    $ 37,500   $ 50,000   $ 50,000   $ 50,000   $ 50,000
    150,000      45,000     60,000     60,000     60,000     60,000
    175,000      52,500     70,000     70,000     70,000     70,000
    200,000      60,000     80,000     80,000     80,000     80,000
    225,000      67,500     90,000     90,000     90,000     90,000
    250,000      75,000    100,000    100,000    100,000    100,000
    275,000      82,500    110,000    110,000    110,000    110,000
    300,000      90,000    120,000    120,000    120,000    120,000
    400,000     120,000    160,000    160,000    160,000    160,000
    500,000     150,000    200,000    200,000    200,000    200,000
    600,000     180,000    240,000    240,000    240,000    240,000
    700,000     210,000    280,000    280,000    280,000    280,000
    800,000     240,000    320,000    320,000    320,000    320,000
    900,000     270,000    360,000    360,000    360,000    360,000
  1,000,000     300,000    400,000    400,000    400,000    400,000
  1,100,000     330,000    440,000    440,000    440,000    440,000
  1,200,000     360,000    480,000    480,000    480,000    480,000

     Messrs. Pair, Sandler, Gerrity and Kane and Ms. Hannah have 16, 4, 15, 7 and 16 years of participation, respectively. "Compensation" covered by the Retirement Plan is equal to the amounts set forth in "Summary Compensation Table" under the heading "Salary."

     401(k) Profit Sharing Plan. The Company maintains a tax-qualified profit sharing plan pursuant to Sections 401(a) and 401(k) of the Code (the "401(k) Plan"). The 401(k) Plan allows any eligible employee, including specified common-law employees, to contribute each pay period from 2% to 17% of the employee's earnings (but not in excess of $10,500 per year, as adjusted for increases in the cost of living after 2000) for investment in mutual funds held by the 401(k) Plan's trust. The Company makes contributions to the 401(k) Plan in an amount equal to 3% of the earnings of each employee who elects to defer 2% or more of his or her earnings. The 401(k) Plan also imposes restrictions on the aggregate amount that may be contributed by higher-paid employees in relation to the amount contributed by the remaining employees. A participating employee is fully vested at all times in his or her contributions and in the trust fund's earnings attributable to his or her contributions. The employee has no vested interest in the Company's contributions and earnings of the trust fund attributable to the Company's contributions until he or she completes three years of service with the Company , and the employee is not fully vested in the Company's contributions and earnings of the trust fund attributable to the Company's contributions until he or she has completed five years of service with the Company. However, an employee becomes fully vested in the Company's contributions and earnings of the trust fund attributable to the Company's contributions (1) upon the employee's death, (2) upon the employee's disability, or (3) upon the employee reaching the 401(k) Plan's normal retirement age, which is the latter of age 65 and the completion of five years of service with the Company. An employee may not withdraw all or any portion of his or her account prior to the date that the employee either (1) incurs a hardship or (2) terminates employment with the Company.

     Executive Medical Plan. The Executive Medical Plan is an insured hospital and medical reimbursement plan covering executives and key employees and their dependents during the executive's or employee's employment by the Company. The Executive Medical Plan provides coverage of medical expenses incurred beyond the Company's basic plan. For the fiscal year ended December 31, 2000, the Executive Medical Plan's cost to the Company was approximately $77,000.

     Executive Long-Term Disability Plan. The Executive Long-Term Disability Plan is an insured disability plan covering executives and key employees. It provides for extended disability insurance for its participants with premiums paid by the Company. For the fiscal year ended December 31, 2000, the Executive Long-Term Disability Plan's cost to the Company was approximately $18,000.

     Executive Life Insurance Plan. The Executive Life Insurance Plan covers executives and key employees and provides for life insurance benefits in excess of those available under the Company's basic plan. Premiums are paid by the Company. For the fiscal year ended December 31, 2000, the Executive Life Insurance Plan's cost to the Company was approximately $216,000.

     (5) EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS.

     Effective as of June 29, 2000, the Company adopted the Herbalife International, Inc. Senior Executive Change in Control Plan (the "Change in Control Plan"). Eligible employees (each an "Eligible Employee" and, collectively, the "Eligible Employees") are senior executives designated by the Board of Directors. The Named Executive Officers who are currently Eligible Employees are Messrs. Pair, Sandler, Gerrity and Kane and Ms. Hannah.

     Under the Change in Control Plan, in the event of a Change in Control (as defined in the Change of Control Plan), each Eligible Employee is entitled to receive a severance payment (a "Change in Control Payment") equal to three times such Eligible Employee's compensation. Compensation is defined as the Eligible Employee's annual base salary in effect immediately prior to the Change in Control plus an amount equal to his or her cash bonus received in the last full fiscal year prior to the Change in Control. The Change in Control Payment will be reduced to the extent the Company is required to make severance payments to the Eligible Employee under Worker Adjustment and Retraining Notification Act, 29 U.S.C. sec. 2101 et seq. or other severance arrangements between the Eligible Employee and the Company. The Change in Control Payment will also be reduced to the extent necessary to preserve the Company's deduction for the Change in Control Payment under Section 280G of the Code, and to prevent the Eligible Employee from being subject to an excise tax on the Change in Control Payment under Section 4999 of the Code. Each Eligible Employee is also entitled to receive health benefits coverage for a period up to three years following his or her termination of employment.

     In consideration of the Change in Control Payment, each Eligible Employee is required to agree (1) to enter into a Separation and General Release Agreement with the Company, (2) not to use or disclose Confidential Information of the Company (as defined in the Change in Control Plan), and (3) not to solicit employees and distributors of the Company for a two year period.

     Executive Retention Plan. Effective as of March 15, 2001, the Company adopted the Herbalife 2001 Executive Retention Plan (the "Executive Retention Plan"). The purpose of the Executive Retention Plan is to provide financial incentives for a select group of management and highly compensated employees of the Company and its subsidiaries to continue to provide services to the Company and its subsidiaries during the critical period immediately before and immediately after certain Change in Control events. The participants in the Executive Retention Plan are a select group of management and highly compensated employees who are designated by the administrative committee of the Executive Retention Plan (the "Administrative Committee"). The Administrative Committee is appointed by the Company's Board. At present, the Committee has designated Messrs. Pair, Klein, Sandler, Gerrity, Kane, Ms. Hannah and four other senior executives to participate in the Executive Retention Plan.

     A participant becomes eligible to receive a benefit under the Executive Retention Plan if he or she is employed by the Company or its subsidiaries 90 days before a "Change in Control" occurs, and either (a) stays employed by the Company or its subsidiaries during the period beginning 90 days before the Change in Control occurs and ending six months after the Change in Control occurs, or (b) dies, retires, becomes disabled or has his or her employment involuntarily terminated, during the period beginning 90 days before the Change in Control occurs and ending six months after the Change in Control occurs. For purposes of the Executive Retention Plan, a "Change in Control" includes (i) the acquisition by any person or group (excluding the Estate of Mark Hughes, the Mark Hughes Family Trust, or any persons or entities who receive distributions of securities of the Company from such estate or trust) of more than 50% of the combined voting power of the Company, (ii) the ceasing of the existing directors as of the Company's 2000 annual shareholders meeting to constitute more than 50% of the number of authorized directors of the Company, except to the extent that new directors were approved by a vote of at least 50% of the existing directors,
(iii) a merger, consolidation, or reorganization of the Company, or a sale or other disposition of all or substantially all of the Company's assets, if, as a result of such a transaction, the persons who were shareholders of the Company immediately before the transaction do not own at least 50% of the combined voting power of the entities surviving or resulting from such transaction, or of the purchaser of such assets, (iv) the filing of a bankruptcy petition by or against the Company, the making by the Company of a general assignment for the benefit of creditors, or the appointment on behalf of the Company of a receiver, liquidator, trustee, or similar person. A transaction described in clauses (i),
(ii), or (iii) of the preceding sentence, however, shall not constitute a "Change in Control" if, in connection with the transaction, the Company's Board of Directors terminates the Company's Share Purchase Rights Plan, amends the Share Purchase Rights Plan to exempt the transaction from the application of the Share Purchase Rights Plan, or redeems the rights issued under the Share Purchase Rights Plan. As a result, any Change of Control transaction described in clauses (i) - (iii) above that is negotiated with or approved by the Board will generally not result in the payment of any benefits pursuant to the Executive Retention Plan.

     The Company has established the Herbalife 2001 Executive Retention Trust to provide benefits under the Executive Retention Plan. The Executive Retention Trust is an irrevocable trust established with an institutional trustee. The Administrative Committee of the Executive Retention Plan will establish an individual account in the Executive Retention Trust for each participant in the Executive Retention Plan. Until the occurrence of a Change in Control, the Administrative Committee will control the investment of the assets in the Executive Retention Trust, and will determine the allocation of the assets of the Executive Retention Trust to the individual accounts of participants. Each participant who qualifies for a benefit under the Executive Retention Plan will receive a lump sum benefit equal to the dollar amount in his or her individual account in the Executive Retention Trust. The benefit shall be paid within 90 days after the participant qualifies for the benefit. If a participant's employment with the Company or its subsidiaries terminates before the participant qualifies for a benefit under the Executive Retention Plan, the participant's account in the Executive Retention Trust will revert to the Company. A participant's benefit under the Executive Retention Plan will be reduced, however, if the reduction is necessary to maximize the amount which the participant would retain after payment of federal and state income taxes and excise taxes under Section 4999 of the Code. As of March 30, 2001, the Company contributed $7,742,516 to the Executive Retention Trust.

     Employment Contracts. The Company has entered into employment agreements (each, an "Employment Agreement") with each of the following Named Executive
Officers: Christopher Pair, Robert A. Sandler, Timothy Gerrity, Brian L. Kane and Carol Hannah. The Employment Agreements with Messrs. Sandler, Gerrity and Kane and Ms. Hannah became effective as of August 20, 2000. The Employment Agreement with Mr. Pair became effective as of October 5, 2000. The Employment Agreements for each of Messrs. Pair, Kane and Sandler and Ms. Hannah are for a three year term. The Employment Agreement for Mr. Gerrity is for a two year term.

     Under the terms of each Employment Agreement, in addition to his or her annual salary, each Named Executive Officer is entitled to participate in incentive compensation plans on the same basis as other comparable level executives. Each Named Executive Officer is also entitled to certain other benefits paid for by the Company, including, among other things, an automobile allowance and participation in various benefit plans.

     Under the terms of each Employment Agreement, if, at any time during the term of the Employment Agreement, (1) the Company terminates the executive's employment without Cause (as defined in such agreement) or (2) the executive terminates his or her employment for Good Reason (as defined in such agreement), the Company must pay the executive (in addition to all accrued base salary, bonus, benefits and other amounts the executive is entitled to) base salary and target bonus for the balance of the Term (as defined in the Agreement) plus one additional year of base salary and target bonus. The executive is also entitled to receive all other benefits for a period of two years following the termination. If the executive (1) dies or (2) becomes disabled at any time during the term of the Employment Agreement, upon the Death or Disability of the executive (as defined in such agreement), the Company must pay the executive or his or her beneficiaries or estate (in addition to all accrued base salary, bonus, benefits and other amounts the executive is entitled to) executive's base salary and target bonus for the balance of the year plus one additional year of base salary and target bonus.

     In the event the executive's employment is terminated by the Company without Cause, all stock option entitlements and agreements shall continue in full force and effect and stock options shall vest pursuant to the executive's vesting schedules as if the executive's employment had not been terminated. In the event of the executive's termination for any other reason, all unvested options will terminate upon the effective date of such termination.

     Mr. Pair is engaged as President and Chief Executive Officer of the Company. For his services, Mr. Pair is entitled to receive an annual salary of $1,000,000. Mr. Sandler is engaged as Executive Vice President, General Counsel and Secretary of the Company. For his services. Mr. Sandler is entitled to receive an annual salary of $860,000. Mr. Gerrity is engaged as Executive Vice President and Chief Financial Officer of the Company. For his services, Mr. Gerrity is entitled to receive an annual salary of $752,500. Mr. Kane is engaged as Executive Vice President and Chief Operating Officer of the Company. For his services, Mr. Kane is entitled to receive an annual salary of $700,000. Ms. Hannah is engaged as Executive Vice President -- Sales of the Company. For her services, Ms. Hannah is entitled to receive an annual salary of $752,500.

     (6) COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. During 2000, the Compensation Committee consisted of Messrs. Edward Hall, Christopher Miner and Francis Tirelli.

     (7) COMPENSATION COMMITTEE REPORT

     The Company's executive compensation programs are administered by the Compensation Committee and, to the extent summarized below, the Company's Chief Executive Officer.

     The compensation policy of the Company is designed to motivate the overall success of the Company by:

     - Attracting, retaining and rewarding highly qualified and productive individuals;

     - Delivering a significant portion of compensation through performance-based incentives;

     - Directly relating incentive compensation to overall Company and individual performance; and

     - Encouraging executive stock ownership to align the interests of management with those of shareholders.

     Base Salary and Annual Incentive Compensation

     The base salary of the Chief Executive Officer is established through negotiations between the Compensation Committee and the Chief Executive Officer. For 2000, in order to maximize the preservation of tax deductibility of compensation by the Company, each of Mr. Hughes and Mr. Pair, his successor, agreed to maintain his base salary at approximately $1,000,000. See the Summary Compensation Table under "Compensation of Directors and Executive
Officers -- Executive Compensation." Base salaries for each of the other Named Executive Officers were established through negotiations between the Chief Executive Officer and each Named Executive Officer. See "-- Employment Contracts and Change in Control Arrangements."

     In setting Mr. Hughes' annual salary and target incentive compensation for 2000, the Compensation Committee considered numerous factors, including Mr. Hughes' cash compensation relative to that of the Company's leading distributors and Mr. Hughes' preeminent role in the motivation of the sales organization and the formulation of sales promotional programs. The Compensation Committee provided an opportunity for Mr. Hughes to earn incentive compensation for 2000 based strictly upon a formula performance measure adopted in accordance with the 1994 Plan. In setting Mr. Pair's annual salary and target incentive compensation for 2000, the Compensation Committee considered the extraordinary responsibilities imposed upon Mr. Pair, and his extraordinary efforts to discharge those responsibilities, following the untimely passing of Mr. Hughes in May 2000.

     During 2000, the Compensation Committee utilized an earnings per share formula to establish target awards under the 1994 Plan for all participants. With respect to Messrs. Hughes and Pair, in addition to the earnings per share formula, the Compensation Committee utilized sales-based formulas. All awards under the 1994 Plan were subject to maximum award amounts in the case of each participant and the discretionary authority of the Compensation Committee to reduce awards in the case of certain Named Executive Officers. See "-- Description of Certain Plans -- 1994 Performance-Based Annual Incentive Compensation Plan." The Company met the earnings per share and sales thresholds for 2000, and as a result bonuses were earned by the Named Executive Officers for the past fiscal year.

     Long-Term Incentive Plans

     Executives of the Company are encouraged to own shares of the Common Stock, thereby aligning the interests of management with those of shareholders and tying a significant portion of executive compensation to long-term market performance. The vesting schedules for stock options are set by the Stock Option Committee. All options granted to executive officers have had an exercise price equal to 100% of fair market value on the date of grant.

     Tax Issues

     For 2001 and later years, the Compensation Committee intends to continue to seek to structure executive compensation arrangements to maximize the deductibility of Named Executive Officer compensation under applicable federal and state income tax laws, including the Omnibus Budget Reconciliation Act of 1993, while also taking into account the need to provide appropriate incentives to the Company's key executives. However, no assurance can be given that the Company will preserve, or will seek to preserve, the deductibility of all executive compensation.

                                          COMPENSATION COMMITTEE
                                          Edward J. Hall
                                          Christopher M. Miner
                                          Francis X. Tirelli

April 26, 2001

                         REPORT OF THE AUDIT COMMITTEE

     The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2000.

     The Audit Committee has reviewed and discussed the Company's audited financial statements with management. The Audit Committee has discussed with Deloitte & Touche LLP, the Company's independent accountants, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the audit of the Company's financial statements. The Audit Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, which relates to the accountant's independence from the Company and its related entities, and has discussed with Deloitte & Touche LLP their independence from the Company.

     The Audit Committee acts pursuant to the Audit Committee Charter, a copy of which is attached as Appendix B to this Proxy Statement. Each of the members of the Audit Committee qualifies as an "independent" director under the current listing standards of National Association of Securities Dealers.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

                                          AUDIT COMMITTEE

                                          Edward J. Hall
                                          Christopher M. Miner
                                          Francis X. Tirelli

                             AUDIT AND RELATED FEES

     Audit Fees. The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $498,000.

     Financial Information Systems Design and Implementation Fees. The aggregate fees billed by Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000 were $0.

     All Other Fees. The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees", for the fiscal year ended December 31, 2000 were $2,622,000. The fees relate to services for foreign statutory audits, the buy-out transaction, tax and various other services.

     The Audit Committee has considered whether the provisions of non-audit services is compatible with maintaining the principal accountant's independence.

     (9) PERFORMANCE GRAPH

     The graph set forth below shows the value of an investment of $100 on December 31, 1995 in each of (1) the Class A Common Stock, (2) the Nasdaq Composite Index and (3) a designated peer group (the "Peer Group"). All values assume the reinvestment of any dividends and are calculated as of December 31st of each year.

     The Peer Group is comprised of publicly traded companies possessing the following characteristics similar to those of the Company:

     - Size, as measured by net sales;

     - Similarity in selling methodology;

     - Distribution of comparable products, including the distribution of weight control products, health and nutritional supplements, and skin, hair or other personal care products;

     - Relatively high insider ownership; and/or

     - Particular emphasis on the talents and visibility of the chief executive officer.

     Companies included in the Peer Group are: Mannatech, Inc.; Market America, Inc.; Nature's Sunshine Products, Inc.; Nu Skin Enterprises, Inc.; Reliv International, Inc. and Usana Health Sciences, Inc.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG THE COMPANY, THE NASDAQ COMPOSITE INDEX AND THE PEER GROUP*
PERFORMANCE GRAPH

                                                HERBALIFE - CLASS A STOCK
                                                      COMMON STOCK           NASDAQ COMPOSITE INDEX            PEER GROUP
                                                -------------------------    ----------------------            ----------
12/31/95                                                 100.00                      100.00                      100.00
12/31/96                                                 394.31                      123.03                      124.92
12/31/97                                                 261.31                      150.68                       88.40
12/31/98                                                 183.20                      212.46                       96.66
12/31/99                                                 193.99                      394.82                       51.02
12/31/00                                                 109.04                      237.37                       28.86

---------------
* The stock price performance shown in the performance graph for the Class A Common Stock is historical and is not necessarily indicative of future stock price performance.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 1996, the Company began to seek regulatory approvals to make an initial public offering of shares of Herbalife of Japan K.K. in Japan. On December 30, 1996, in preparation for the possible offering, the Company sold shares of Herbalife of Japan to some of its directors and executive officers, as well as to resident managers of Herbalife of Japan, as an incentive for increased efforts to facilitate the operation of the Herbalife of Japan business and the success of the offering. The following table lists the purchasers of the shares, the percentage of Herbalife of Japan's outstanding shares represented thereby, and the purchase price paid by each individual as of the date of the sale:

                                     PERCENTAGE OF
                                    HERBALIFE JAPAN    AGGREGATE
               NAME                     SHARES          PRICE(1)
               ----                 ---------------    ----------
Mark Hughes(2)....................       5.000%        $3,300,000
Christopher Pair..................       0.575            379,500
Timothy Gerrity...................       0.575            379,500
Other.............................       0.850            561,000
                                         -----         ----------
          Total...................       7.000%        $4,620,000
                                         =====         ==========

---------------
(1) The purchase price for shares of Herbalife of Japan was denominated in Japanese yen. The dollar amounts reflect conversion at the yen-to-dollar exchange rate in effect on the date of purchase of the shares.

(2) Mr. Hughes died on May 21, 2000. The shares of Herbalife of Japan formerly owned by Mr. Hughes are held by the Mark Hughes Family Trust.

     The purchase price for the shares was determined, in part, based upon a formula prescribed by a Japanese regulatory authority responsible for some aspects of public offerings of securities in that country, as applied to Herbalife of Japan's 1995 results of operations. The Board of Directors separately sought and obtained a valuation of the shares from an independent investment banking firm, Houlihan, Lokey, Howard & Zukin, Inc., which rendered an opinion to the effect that the fair market value of the capital stock of Herbalife of Japan was $66 million. This amount was in excess of the formula prescribed by the Japanese regulatory authority. Consequently, the purchase price per share was increased to the fair market value of the shares as indicated in the Houlihan, Lokey, Howard & Zukin opinion. The Board of Directors, based in part on the Houlihan, Lokey, Howard & Zukin opinion and the determination of price derived under the formula (which is utilized generally in Japan in connection with public offerings) and taking into account the uncertainty of completion of the offering in Japan and other pertinent factors, has determined that the purchase price reflects the fair market value of the shares.

     For each of the foregoing individuals, the purchase price for the shares was paid approximately 30% in cash and approximately 70% in the form of a full recourse promissory note bearing interest at 6.31% per annum in the case of Mr. Hughes (loan denominated in U.S. dollars) and 2.125% per annum in the case of each individual other than Mr. Hughes (loans denominated in Japanese yen), with principal and accrued interest payments due over five years ending December 31, 2001. The aggregate amount outstanding under the promissory notes at December 31, 2000 was $335,000.

     In accordance with the 1994 Plan, the Company made advances of targeted performance bonus amounts during 1999 and 2000 to Mr. Pair and during 1999 to Mr. Sandler. As of December 31, 2000, the remaining outstanding principal and accrued interest obligations for Mr. Pair were $1,040,006. As of December 31, 2000, there was no remaining outstanding principal and accrued interest obligations in the case of Mr. Sandler. During 2000, the highest outstanding principal and accrued interest obligations were $1,040,006 in the case of Mr. Pair and $184,120 in the case of Mr. Sandler. Each advance is a full recourse obligation of the executive with a maturity date not exceeding two years following the date of the advance. In addition, the advances bear interest at the applicable federal rate (AFR) for two-year notes at the time of advances. The interest rates for any outstanding advances during 2000 ranged from 4.67% to 6.45%.

     During 1999, the Company made a loan of $1,964,000 to Mr. Hughes. Such loan was a demand obligation and beared interest at the rate of 4.62% per annum, the AFR for obligations of such maturity at the time of the loan. As of December 31, 2000 the loan was repaid.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     During 2000, the Company believes, based solely on a review of Forms 3, 4 and 5 (including amendments) with which it has been furnished, that all filings required pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, relating to the Company were timely made.

                              INDEPENDENT AUDITORS

     Deloitte & Touche LLP has audited the financial statements of the Company for the year ended December 31, 2000. A representative of Deloitte & Touche LLP is expected to be present at the Meeting, with the opportunity to make a statement if the representative desires to do so. That representative also is expected to be available to respond to appropriate questions.

               SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

     Proposals intended to be submitted to the Company for presentation at its next annual meeting to be held in 2002 must be received by the Company at its principal executive offices shown on the first page of this Proxy Statement no later than December 26, 2001, in order to be included in the proxy materials for the 2002 meeting.

                               2000 ANNUAL REPORT

     On March 30, 2001, the Company filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the fiscal year ended December 31, 2000. Copies of the 2000 Form 10-K may be obtained without charge by writing to:
Herbalife International, Inc., 1800 Century Park East, Los Angeles, California 90067; Attention: Investor Relations.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ ROBERT A. SANDLER
                                          Robert A. Sandler
                                          Secretary

                                   APPENDIX A

                         HERBALIFE INTERNATIONAL, INC.
           1994 PERFORMANCE-BASED ANNUAL INCENTIVE COMPENSATION PLAN
                     AMENDED AND RESTATED AS OF MARCH, 2001

     1. Name and Effective Date. The plan hereby created will be known as the Herbalife International, Inc. Amended and Restated 1994 Performance-Based Annual Incentive Compensation Plan (the "Plan"). The Plan was originally adopted effective January 1, 1994 and was approved at the 1994 annual meeting of shareholders. Subject to shareholder approval at the 2001 annual meeting of shareholders, the Plan will be amended and restated as set forth herein effective as of April 4, 2001, and will first apply with respect to the calendar year ending December 31, 2001.

     2. Purpose. The purpose of the Plan is to provide additional compensation as an incentive to key executives and consultants to attain certain specified performance objectives of Herbalife International, Inc. and its subsidiary and affiliated corporations (collectively, the "Company") and to ensure the continued availability of their full-time or part-time services to the Company. The Plan is also intended to qualify as a "performance-based" plan as described in Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (including proposed, temporary and final regulations promulgated thereunder from time to time, the "Code"), and thereby secure the full deductibility for federal income tax purposes of bonus compensation paid to persons who are "executive officers" of the Company, or who are "covered employees" of the Company or its subsidiary or affiliated corporations under Section 162(m)(3) of the Code.

     3. Administrative Committee. The Plan will be administered by the Compensation Committee of the Company's Board of Directors (the "Committee"), consisting entirely of two or more persons who are both: (i) "outside directors" within the meaning of Section 162(m) of the Code, and (ii) "non-employee directors" within the meaning of Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 ("Exchange Act"), but the failure of any member of the Committee to be an "outside director" or a "non-employee director" shall not invalidate any awards made under this Plan or any actions of the Committee which would otherwise be valid under this Plan. The Committee is hereby vested with full discretion and powers of administration, subject only to the provisions set forth herein.

     The Committee shall hold its meetings at such times and places as it may determine, shall keep minutes of its meetings and shall adopt, amend or revoke such rules and procedures as it deems proper for the administration of this Plan; provided, however, that it shall take action only upon the agreement of a majority of the whole Committee. Any action that the Committee takes through a written instrument signed by a majority of its members shall be effective as though it had been taken at a meeting duly called and held. The Committee shall report all actions taken by it to the Board.

     The Committee shall have the full and final discretion and authority, subject to the provisions of the Plan, to grant awards pursuant to the Plan, to construe and interpret the Plan and to make all other determinations and take all other actions which it deems necessary or appropriate for the proper administration of the Plan. All such interpretations, actions and determinations shall be conclusively binding for all purposes and upon all persons.

     4. Eligible Executives. For each Plan award period, the participants entitled to share in the benefits of the Plan are the executive officers of and consultants to the Company who are designated by the Committee, including, but not limited to, persons who are "executive officers" of the Company as such term is defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (or any successor rule or regulation), or who are "covered employees" of the Company under Section 162(m)(3) of the Code (hereinafter, collectively, "executives" or "participants"). An executive whose employment or service relationship with the Company is terminated for any reason prior to the end of any award period will not be entitled to participate in the Plan or receive any benefits with respect to any later award period. With respect to the award period in which termination occurs, the Committee will provide for prorated awards based upon satisfaction of performance goals for the entire award period, with the proration formula to be set by the Committee in its discretion before such termination occurs and not later than the expiration of 25% of the award period;

provided, however, that such proration formula shall not be set later than 90 days after the commencement of the award period; and provided, further, that such proration formula may provide that, in the event of the death or disability (within the meaning of Section 22(e)(3) of the Code) of the executive during the award period, the executive or his designated beneficiary may receive the entire amount of award he would have received if he had continued in service or employment until the end of the award period and the performance goals had been satisfied.

     5. Available Bonus Funds.

     5.1 Award or Pool Amounts and Allocations. The amount of an available award to a participant or the aggregate amount of available awards to all participants for each award period shall be determined based upon an objective computation (the "Formula") of the actual performance of the Company relative to preestablished performance goals (as described in Section 5.2 below). The Committee shall determine the level of performance goals and all computations included within each Formula. The Formula may be different for different participants during a single award period. The performance goal or goals included in each Formula for each award period shall be determined by the Committee from among the following performance measures: level of retail sales (in the aggregate or for a particular category or categories of retail sales); net cash flow; net income; operating income; earnings per share; return on sales; reduction in expenditure levels for a particular category or categories of expenses versus a prior period; return on total capital; increase in the price of the Company's stock over a specified period; and return on equity. If the Committee sets an aggregate amount of available awards to all participants for a particular award period (a "Bonus Pool"), to determine the amount of the award for each participant under the Plan for that award period, the Committee shall designate a percentage of the Bonus Pool awarded to each such participant for such award period. If the Committee establishes a Bonus Pool, the determination of the amount of the Bonus Pool and each participant's participation therein shall be based strictly upon the Formula and such percentage participations, except that the Committee may, in its discretion, (a) designate in advance a maximum dollar award for any award period with respect to any participant, and/or (b) designate in advance that certain prior incentive awards (under this Plan or otherwise) made to a participant will be deducted from award amounts otherwise earned under the Plan. If the Committee does not establish a Bonus Pool, the determination of each participant's award shall be based strictly upon the Formula applicable to each such participant for the corresponding award period, subject to the same caveats (a) and (b) indicated in the preceding sentence. The Committee shall not have the discretion to increase, but shall have the discretion to decrease, any award determined in accordance with the Plan. The reduction in any participant's award with respect to any award period as a result of the Committee's exercise of such discretion shall not increase the amount of an award to any other participant (through reallocation of unutilized awards from a Bonus Pool or otherwise) with respect to such award period. Notwithstanding anything in the Plan to the contrary, no participant shall be entitled to earn in excess of $10,000,000 (in the case of awards of Common Stock, determined in accordance with the fair market value thereof as determined pursuant to Section 6.5) under the Plan with respect to any single calendar year.

     5.2 Timing of Committee Determinations. The Committee shall (a) set the Formula (including the identification of performance measures and goals) for determining the size of the Bonus Pool and the allocated percentages of the participants in the Bonus Pool, and (b) set the Formula (including the identification of performance measures and goals) for non-Bonus Pool awards, as applicable, for each award period in advance of the commencement of such award period; provided, however, that with respect to any award period consisting of at least a full calendar year, such determinations may be made on or before March 31 of such year provided that the award period corresponding to those determinations shall conclude no earlier than nine months following the date on which the Committee's determinations are made; and provided, further, that with respect to any award period consisting of less than a full calendar year, such determinations may be made until 25% of the award period has elapsed, if the results of the Formula or the size of the Bonus Pool are substantially uncertain when the determinations are made.

     5.3 Determination of Performance Measures. The Committee may adjust the Formula (including the identification of performance measures and goals) relative to the elements thereof utilized for prior award periods, within the limits specified herein, with respect to each award period of the Plan. The Committee shall make such adjustments, if at all, with respect to each award period at any time until 25% of such award period has elapsed if the outcome of such adjustments is substantially uncertain at the time the Committee makes such adjustments; provided, however, that no such adjustment shall be made later than 90 days after the commencement of the award period.

     6. Award Periods; Payment of Awards.

     6.1 Award Periods. Award periods may be quarters, calendar years or such other periods as the Committee may designate. In particular, the Committee may, but shall not be required to, utilize 12-month award periods ending on the last day of each fiscal quarter of the Company.

     6.2 Payments in Cash and Common Stock; Advances. Awards under the Plan will be made reasonably promptly following the conclusion of each award period. Awards will be made, at the discretion of the Committee (i) in cash by Company check, (ii) subject to Section 6.4, through the issuance of shares of the Company's authorized but unissued Class A Common Stock, $0.01 par value ("Class A Common Stock"), (iii) subject to Section 6.4, through the issuance of shares of the Company's authorized but unissued Class B Common Stock, $0.01 par value ("Class B Common Stock"), or (iv) through any combination of (i), (ii), or
(iii). Each of the Class A Common Stock and the Class B Common Stock shall be referred to as "Common Stock." All awards under the Plan will be subject to withholding for applicable employment and income taxes. Such withholding obligations shall be satisfied either in cash, or in any other method approved by the Committee, in its discretion. No awards under the Plan will be made to any participant following the termination of such participant's employment or service relationship with the Company (other than any amount earned for a concluded award period that remains unpaid, and provided that the Committee may provide for prorated awards based on satisfaction of performance goals for the entire award period in which termination occurs, in the manner set forth in
Section 4). For all purposes of the Plan, awards shall be deemed fully earned (notwithstanding that the amounts thereof have not been computed) as of the last day of each award period. The Committee may, in its discretion and subject to the consent of each affected participant, approve the advance of all or a portion of the cash portion of a target award to such participant prior to the conclusion of an award period. Each such advance, if made, shall be a full recourse obligation of the participant and shall bear interest from the date of the advance until repaid or deemed earned, payable at the amount of the applicable Federal rate (as referenced in Section 1274 of the Code) for loans of comparable term in effect on the date such advance is made.

     6.3 Committee Certifications. As a condition precedent to the payment of any award, the Committee shall certify that the objective performance goal for the award has been satisfied and that the amount of the award is no greater than that dictated by the Formula and the participant's allocated percentage of the Bonus Pool, if applicable, for the applicable award period. The Committee shall make such determination by means of a written resolution of the Committee that is maintained in the minute book of the Company.

     6.4 Provisions Applicable to Grants of Common Stock. Common Stock issued in respect of an award under the Plan shall be issued subject to such conditions or restrictions (including restrictions on transfer), if any, as the Committee shall deem appropriate in its discretion. Common Stock issued in respect of an award under the Plan shall, except to the extent that the Committee makes a contrary determination, be subject to restrictions prohibiting any disposition within six months following the date of grant. No person entitled to receive an award of Common Stock under the Plan shall have any of the rights or privileges of a stockholder of the Company in respect of any Common Stock until certificates representing such shares shall have been issued and delivered. Notwithstanding anything to the contrary herein, no shares shall be issued and delivered hereunder unless and until, in the opinion of counsel for the Company, there shall have been full compliance with any applicable registration requirements of the Securities Act of 1933, any applicable listing requirements of any national securities exchange on which the Common Stock is then listed, and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery. The total number of shares of Common Stock that may be issued under this Plan in any fiscal year of the Company, and the number of shares of Common Stock that may be issued under this Plan in any fiscal year of the Company to any single participant, shall not exceed Five Percent (5%) of the number of issued and outstanding shares of Common Stock at the beginning of the prior fiscal year. If the outstanding shares of the Common Stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, an appropriate and proportionate adjustment shall be made in the number of shares to be issued pursuant to any award and the maximum number of shares which may be issued under this Plan, as determined by the Committee in its sole discretion. The dollar amount of each award of Common Stock under the Plan shall, for all purposes of the Plan, be deemed equal to the fair market value thereof (determined in accordance with Section 6.5) as of the date of the award or other applicable date of determination, as determined by the Committee.

     6.5 Fair Market Value of Common Stock. The fair market value of a share of Common Stock of the Company shall be determined for purposes of this Plan by reference to the mean between the bid and asked price of a share as supplied by the National Association of Securities Dealers through NASDAQ (or its successor in function) or, if such shares are then traded on NASDAQ/NMS, the New York Stock Exchange or another principal stock exchange, by reference to the closing sale price of a share of such principal stock exchange on which such shares are traded, in each case as reported by The Wall Street Journal for the most recent business day immediately preceding the date on which the fair market value is determined (or, if for any reason no such price is available, in such other manner as the Committee may deem appropriate to reflect the then fair market value thereof). Such determination shall be conclusive and binding on all persons.

     7. Nonassignment. The interest of any participant in the Plan is not assignable either by voluntary or involuntary assignment or operation of law (except that, in the event of death, earned and unpaid amounts shall be payable to the legal successor of a participant).

     8. Indemnification. No employee, member of the Committee, or director of the Company will have any liability for any decision or action if made or done in good faith, nor for any error or miscalculation unless such error or miscalculation is the result of his or her fraud or deliberate disregard of any provisions of the Plan. The Company will indemnify each director, member of the Committee and any employee acting in good faith pursuant to this Plan against any loss or expense arising therefrom.

     9. Amendment, Suspension or Termination. The Board of Directors may from time to time amend, suspend or terminate, in whole or in part, any or all the provisions of this Plan; provided, however, that no such action will adversely affect the right of any participant participating hereunder with respect to (a) any award to which he or she may have become entitled hereunder prior to the effective date of such amendment, suspension or termination, or (b) any award period that commenced prior to the taking of such action by the Board. In particular, but without limitation, the Board of Directors shall have the authority to amend or modify the Plan from time to time in order to reflect amendments to or regulations promulgated under Section 162(m) of the Code and amendments to the Rules promulgated under Section 16 of the Exchange Act or to continue the compliance of the Plan under such provisions (or any successor provisions). Notwithstanding the foregoing, in the event that any amendment or other modification of or to the Plan requires shareholder approval in order to continue the compliance of the Plan as a "performance-based" plan under Section 162(m) of the Code or to continue compliance with the requirements of Rule 16b-3 promulgated under the Exchange Act, such amendment or modification shall be contingent on the receipt of shareholder approval.

     10. Limitations; Participation in Other Plans. This Plan is not to be construed as constituting a contract of employment or for services. Nothing contained herein will affect or impair the Company's right to terminate the employment or other contract for services of a participant hereunder. The Company's obligation hereunder to make awards merely constitutes the unsecured promise of the Company to make such awards (in the case of cash awards, from its general assets), and no participant hereunder will have any interest in, or a lien or prior claim upon, any property of the Company. Nothing herein nor the participation by any participant shall limit the ability of such participant to participate in any other compensatory plan or arrangement of the Company.

     11. Governing Law. The terms of this Plan will be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflict of laws.

     12. Term. This Plan shall continue in place until terminated by the Board of Directors. The Plan is subject to shareholder approval at the 2001 annual meeting of shareholders of the Company. In addition, consistent with Section 162(m) of the Code, unless earlier required to continue the compliance of the Plan under Section 162(m), the continued utilization of the Plan shall be subject to shareholder ratification at each fifth annual meeting of shareholders after the 2001 annual meeting of shareholders commencing with the annual meeting of shareholders to be held in 2006.

                                   APPENDIX B

        CHARTER OF THE AUDIT COMMITTEE OF HERBALIFE INTERNATIONAL, INC.

I. AUDIT COMMITTEE PURPOSE

     The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

     - Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and reporting.

     - Monitor the independence and performance of the Company's independent auditors and internal auditing department.

     - Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. AUDIT COMMITTEE COMPOSITION AND MEETINGS

     Audit Committee members shall meet the requirements of the National Association of Securities Dealers, Inc. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

     Audit Committee members shall be appointed by the Board. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditor's limited review procedures.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

  Review Procedures

     1. Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

     2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

     3. In consultation with the management, the independent auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

     4. Review with financial management and the independent auditors the company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

  Independent Auditors

     5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors and shall have full access to the Committee. The Audit Committee shall review the independence and performance of the auditors and annually recommend the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant. The Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor (or to nominate the independent auditor to be proposed for stockholder approval).

     6. Approve the fees and other significant compensation to be paid to the independent auditors.

     7. On an annual basis, the Committee should review and discuss with the independent auditors their written report on all significant relationships they have with the Company that could impair the auditors' independence. The Audit Committee is responsible for actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and for taking, or recommending that the Board of Directors take, appropriate action in response to the independent auditor's report to satisfy itself of the independent auditor's independence.

     8. Review the independent auditors' audit plan, discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

     9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

     10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's internal accounting principles as applied in its financial reporting.

  Internal Audit Department and Legal Compliance

     11. Review the budget, plan, changes in plan, activities, organizational structure, and purpose of the internal audit function, as needed.

     12. Review the appointment, performance, and replacement of the senior internal audit executive.

     13. Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

     14. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or government.

  Other Audit Committee Responsibilities

     15. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

     16. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

     17. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

                         HERBALIFE INTERNATIONAL, INC.
                             1800 CENTURY PARK EAST
                         LOS ANGELES, CALIFORNIA 90067

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Christopher Pair and Robert A. Sandler, and each of them, as Proxy, with the power to appoint his or their substitutes, and hereby authorizes each of them to represent and to vote as designated below all shares of Class A Common Stock of Herbalife International, Inc. held of record by the undersigned on April 10, 2001 at the Annual Meeting of Shareholders to be held on May 31, 2001, or at any adjournment or postponement thereof, with the same authority as if the undersigned were personally present.

1. ELECTION OF DIRECTORS:

                [ ] FOR all nominees listed below                      [ ] WITHHOLD AUTHORITY
                 (except as marked to the contrary)                     to vote for all nominees listed below

 Christopher Pair, Conrad Lee Klein, Edward J. Hall, Christopher M. Miner, John
               Reynolds, Francis X. Tirelli, Jeffrey L. Glassman

 (Instructions: To withhold authority to vote for any individual nominee, write the name(s) of the nominee(s) on the line below)

--------------------------------------------------------------------------------

2. TO REAPPROVE THE COMPANY'S 1994 PERFORMANCE-BASED ANNUAL INCENTIVE COMPENSATION PLAN

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

3. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

                        (Date and Sign on Reverse Side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED IN ITEM 1.

                                                       Date: , 2001

                                                       -------------------------
                                                       Signature

                                                       -------------------------
                                                       Signature if held jointly

                                                       Please sign exactly as
                                                       name (or names) appear(s)
                                                       below. When shares are
                                                       held by joint tenants,
                                                       both must sign. When
                                                       signing as attorney,
                                                       executor, administrator,
                                                       parent or guardian,
                                                       please give full title as
                                                       such. If a corporation,
                                                       please sign in full
                                                       corporate name by the
                                                       president or other
                                                       authorized officer. If a
                                                       partnership, please sign
                                                       in partnership name by an
                                                       authorized person.

 PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED
                                   ENVELOPE.